UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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TIVO INC.

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This document is intended to outline factors and considerations unique to TiVo Inc. with respect to Proposal No. 3 for approval of the 2008 Equity Incentive Award Plan and the reservation of 5,400,000 shares of common stock.

While our total existing overhang of unexercised options, meaning the total number of options that are outstanding, may exceed certain of our institutional stockholders’ preferred levels, we believe that our overhang should also be evaluated without the impact of our in-the-money, exercisable options. This is because we believe the significant amount of these options is an indication of the perceived unrealized value that our management and employees see in TiVo and reflects a belief that there is future value to be earned. To this point, two of our Section 16 officers have to-date never exercised any TiVo options, including our chief executive officer. As of July 22, 2008, when our stock closed at $7.63, there were approximately 10 million exercisable options that were in-the-money, which represented about 45% of our then existing overhang. If these options are excluded from the overhang, then our overhang is reduced to approximately 12.2 million shares or 12% of our total outstanding shares as of July 22, 2008. Below is a chart detailing, as of July 22, 2008, in-the-money exercisable options and all other options as a percentage of our overhang and as a percentage of our total shares outstanding.

	Shares	As a % of Total Shares Outstanding
As of July 22, 2008
Total Options, Warrants & Rights	22,084,789	22%
In-the-Money Exercisable Options	9,906,522	10%
All Options, Warrants & Rights Less In the Money Exercisable Options	12,178,267	12%

Assuming Approval of New Equity Plan
All Options, Warrants & Rights Less In-the-Money Exercisable Options	12,178,267	12%
Shares Reserved for New Equity Plan	5,400,000	5%
Total	17,578,267	17%
Total Shares Outstanding as of July 22, 2008		102,042,432

In addition to the large amount of in-the-money, exercisable stock options being held by our employees, it should be noted that the 5.4 million requested shares for the 2008 Equity Incentive Plan will replace our existing equity plan, under which 23.1 million shares currently remain available for grant through April of next year, which henceforth will significantly reduce potential future dilution.

We also believe the following unique factors have led us, in the past, to have a higher burn rate, meaning the rate at which we grant options on an annual basis relative to the total number of shares of common stock outstanding, than we expect to have going forward:

a.	Our fiscal year ended January 31, 2008 burn rate was high in part due to a high number of executive level new hires (four in total). The number of shares granted for these hires and our interim chief financial officer represented 880,560 (combination of options and Restricted stock) or 0.86% of our total shares outstanding as of July 22, 2008. We anticipate hiring a new chief financial officer in the future, and we may issue significant options in connection with such a hiring.

b.

We compete in a very competitive job market with Google, Cisco, Apple and many other technology-related companies all in close geographical proximity. There has been pressure on the burn rate from the need to recruit and retain top technical talent against companies with significantly more resources and equity budgets. We have strategically used equity to recruit and retain top technical talent, which represents

53% of the organization, while at the same time managing the costs of cash compensation.

c.	To provide competitive compensation without equity, we would have to substantially increase cash compensation levels for new hires and current employees. Currently, our equity program allows us to be more conservative in our cash compensation (e.g., market median salaries and no cash bonus for non-management employees). We estimate that, without an option plan that provides for meaningful awards for technical talent, we would need to increase salaries by a meaningful amount and add a cash bonus program. These increases could potentially impact earnings per share and the Company’s cash position.

d.	Further, not only do our employees believe TiVo stock is currently under-valued as evidence by the approximately 10 million in-the-money exercisable options, but the equity grants have also led to significantly lower attrition rates. In FY05, annualized attrition was roughly 33% and through the first half of FY09 annualized attrition has been tracking at about 13%, which is several percentage points below the overall high-tech attrition rate in the Silicon Valley. (Radford High Technology Benchmark Survey & TiVo Estimates).

Additionally, we are committed to reducing our overall burn rate. As reflected in our proxy statement, we have committed to meet the Risk Metrics Group/ISS request not to exceed an average gross burn rate of 6.11% over the next three years. In fact, for our current fiscal year, we are targeting a burn rate below the ISS request. For the current fiscal year, approximately 50% of the planned equity grants are expected to be allocated for non-executive awards. (Note that TiVo defines executives as vice president level and above, which represents approximately 20 senior leaders.)

Important Information: In connection with the solicitation of proxies, TiVo Inc. filed with the Securities and Exchange Commission (the “SEC”) and mailed to stockholders a definitive proxy statement dated May 30, 2008 (the “Proxy Statement”). The Proxy Statement contains important information about TiVo and its 2008 annual stockholders meeting. TiVo’s stockholders are urged to read the Proxy Statement carefully. Stockholders may obtain additional free copies of the Proxy Statement and other relevant documents filed with the SEC by TiVo through the website maintained by the SEC at www.sec.gov. The Proxy Statement and other relevant documents may also be obtained free of charge from TiVo by contacting Investor Relations in writing at TiVo Inc. at 2160 Gold Street, Alviso, CA 95002; or by phone at 408-519-9677. The Proxy Statement is also available on TiVo’s website at www.tivo.com. The contents of the websites referenced above are not deemed to be incorporated by reference into the Proxy Statement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: The Private Securities Litigation Reform Act of 1995, as amended (the “Act”), provides protection from liability in private lawsuits for “forward-looking” statements made by public companies under certain circumstances, provided that the public company discloses with specificity the risk factors that may impact its future results. We want to take advantage of the “safe harbor” provisions of the Act. Certain statements made in this document are “forward-looking” statements under the Act. Except for historical financial and business performance information, statements made in this document should be considered ‘forward-looking’ as referred to in the Act. Forward-looking statements include statements regarding the expected market performance of our common stock and the timing of options exercises related to the market price of our common stock, our expected employee attrition rates and the relation between employee attrition and equity and total compensation, our ability to recruit and retain top technical talent against companies with significantly more resources and equity budgets, and our expectations regarding our future burn rate and the allocation of equity grants between executive and non-executive employees. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the other potential factors described under “Risk Factors” in our public reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended January 31, 2008, Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2008 and Current Reports on Form 8-K. We caution you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. We disclaim any obligation to update these forward-looking statements.